EXHIBIT 15.2
Letter from KPMG Accountants N.V. addressed to the SEC regarding the Change in Registrant's Certifying Accountant disclosures in this Annual Report on Form 20-F
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for ING Groep N.V. and, under the date of March 4, 2024, we reported on the consolidated financial statements of ING Groep N.V. as of and for the years ended December 31, 2023 and 2022, and the effectiveness of internal control over financial reporting as of December 31, 2023. In February 2024, we were notified that ING Groep N.V. will engage Deloitte Accountants B.V. as its principal accountant for the year ending December 31, 2026 onwards and that the auditor-client relationship with KPMG Accountants N.V. will cease after completion of the audit of ING Groep N.V.’s consolidated financial statements as of and for the year ended December 31, 2025 and the effectiveness of internal control over financial reporting as of December 31, 2025, and the issuance of our reports thereon.
We have read ING Groep N.V.’s statements included under Item 16F of its Form 20-F dated March 8, 2024, and we agree with such statements except that we are not in a position to agree or disagree with ING Groep N.V.’s statement in the final paragraph of item 16F that, during the fiscal years ended 31 December 2023 and 2022 and any subsequent interim period through 30 January 2024, neither ING Groep N.V. nor anyone on its behalf has consulted with Deloitte Accountants B.V. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of ING Groep N.V., and neither a written report nor oral advice was provided to ING Groep N.V. that Deloitte Accountants B.V. concluded was an important factor considered by ING Groep N.V. in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement as that term is used in Item 16F(a)(1)(iv) of Form 20-F or a “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F.
Very truly yours,
/s/ KPMG Accountants N.V.
Amstelveen, The Netherlands
March 8, 2024